Exhibit 10.4

GUARANTY

This GUARANTY, dated as of November 1, 2010 (this “Guaranty”), is made by Jeffrey L. Ott (“Guarantor”) for the benefit of Team, Inc., a corporation organized under the Laws of Texas (“Beneficiary”).

RECITALS

WHEREAS, Beneficiary has required, pursuant to Section 1.4(a)(xi) of the Membership Interest Purchase Agreement (as such may be amended or modified from time to time, the “MPA”), dated as of November 1, 2010, by and among Beneficiary, TQ Acquisition, Inc., a newly formed Texas corporation and wholly-owned subsidiary, Quest Integrity Group, LLC, John Zink Holdings, Inc., a corporation organized under the Laws of Texas, Milton J. Altenberg, Alexius Group II, LLC, a Delaware limited liability company, Quest Integrated, Inc., a Washington corporation, Ring Mountain Capital, LLC, a California limited liability company (“Obligor”), and Todd Katz, as an inducement to enter into such MPA, that Guarantor deliver this Guaranty;

WHEREAS, Guarantor is the owner of Obligor and consummation of the transactions contemplated pursuant to the MPA will directly and materially benefit Guarantor;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, including the covenants of Beneficiary and the benefits received by Obligor under the MPA, the receipt and sufficiency of which are hereby acknowledged, Guarantor and Beneficiary agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.1 Definitions

All capitalized terms used but not defined herein shall have the meanings set forth for such terms in the MPA.

ARTICLE II

GUARANTY

Section 2.1 Guaranty

Subject to Section 2.7 hereof and solely to the extent demand for payment is made by Beneficiary under Section 2.5 hereof, Guarantor hereby irrevocably, absolutely, fully and unconditionally guarantees to Beneficiary and its permitted successors and assigns the prompt and complete payment when and as due of Obligor’s unfulfilled payment obligations under Section 5.2 of the MPA in accordance with, and subject to, the limitations and other provisions set forth in the MPA (the “Guaranteed Obligations”).

Section 2.2 No Release or Discharge

Subject to the limitations in Section 2.1 hereof, this Guaranty is a primary obligation of Guarantor and shall be an irrevocable, unconditional, and absolute guaranty, irrespective of:

(a) any modification, amplification, amendment, supplement, renewal or waiver of the MPA or any of the terms or conditions of the MPA;

(b) any postponement or extension of the date on which any payment must be made pursuant to the MPA or postponement or extension of the date on which any act must be performed by Obligor thereunder;

(c) any change in the organization or structure of Beneficiary or any of its Affiliates; and

(d) any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a guarantor, including any termination of or change in corporate existence, structure or ownership of Obligor or Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Obligor or its assets;

all without notice to or assent by Guarantor, who shall remain bound by this Guaranty, which shall remain in full force and effect until all of the Guaranteed Obligations have been indefeasibly paid, notwithstanding any such event or circumstance or any such act by Beneficiary.

Section 2.3 Waiver of Rights

Subject to the limitations expressly set forth in this Guaranty, Guarantor understands and agrees that the guaranty contained in Section 2.1 hereof shall continue in effective, irrespective of any circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Guarantor hereby expressly waives diligence, presentment, protest and all notices whatsoever (other than the notice contemplated by Section 2.5 hereof) and any requirement that Beneficiary exhaust any right, power or remedy or proceed against Obligor under the MPA or any other agreement or instrument referred to herein or therein. Without limiting Guarantor’s own defenses and rights hereunder, Guarantor reserves to itself all rights, setoffs, counterclaims and other defenses that Obligor may have to payment of all or any portion of the Guaranteed Obligations except any legal or equitable discharge or defense arising from bankruptcy, insolvency, dissolution or liquidation of Obligor and other defenses expressly waived in this Guaranty.

Section 2.4 Postponement of Subrogation

Guarantor shall be subrogated to all rights of Beneficiary against Obligor in respect of any amounts paid by such Guarantor pursuant to this Guaranty; provided, however, that Guarantor hereby postpones all rights of subrogation, reimbursement, indemnity and recourse (including any statutory rights of subrogation under Section 509 of the Bankruptcy Code, 11 U.S.C. § 509, or otherwise) until such time as the Guaranteed Obligations are paid or otherwise satisfied in full. If (a) Guarantor makes payment to Beneficiary of all or any part of the Guaranteed Obligations and (b) all of the then outstanding Guaranteed Obligations shall have been paid or otherwise satisfied in full, Beneficiary shall, at Guarantor’s request, execute and deliver to Guarantor documents to evidence the transfer by subrogation to Guarantor of any interest in the Guaranteed Obligations resulting from such payment by Guarantor.

Section 2.5 Notice of Default

Beneficiary will provide written notice in compliance with Section 4.1 hereof to Guarantor if Obligor defaults in any of its obligations under the MPA and such default may trigger the obligations of Guarantor under this Guaranty describing in reasonable detail the default thereunder and the payment requested, or the amount of any claims made, by Beneficiary under this Guaranty with respect to such default.

Section 2.6 Guaranty of Payment and Not Collection

This is a guaranty of payment when and as due and not merely of collection.

Section 2.7 Reinstatement

If any of the Guaranteed Obligations have been paid by Guarantor but such payment is forfeited, reclaimed or otherwise repaid pursuant to bankruptcy, insolvency or similar Laws, then claims for such amount as was so forfeited, reclaimed or otherwise repaid shall be revived and continue as if such payment or proceeds had not been received by Beneficiary from Guarantor under this Guaranty.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Guarantor

Guarantor represents and warrants as follows:

(a) Guarantor has the requisite competence and authority to execute and deliver this Guaranty and to perform all obligations to be performed by it hereunder. The execution and delivery of this Guaranty and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite action on the part of Guarantor. This Guaranty has been duly and validly executed and delivered by Guarantor and constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) None of the execution and delivery by Guarantor of this Guaranty, or the performance of its obligations hereunder will (i) conflict with, or result in any violation of, any provision of any applicable Law or (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any material Contract to which it is a party or by which its properties or assets are bound, or result in the creation of any Lien upon any of its properties or assets or constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien upon any of its properties or assets.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Notices

All notices and other communications under this Guaranty shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one (1) Business Day after the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

(a)	If to Beneficiary, to:

Team, Inc.

200 Hermann Drive

Alvin, Texas 77512-0123

Attention: General Counsel

Telecopy: (281) 388-5583

With copy to (which shall not constitute notice):

Locke Lord Bissell & Liddell LLP

600 Travis Street, Suite 2800

Houston, Texas 77002

Attention: David F. Taylor

Telecopy: (713) 223-3717

(b)	If to Guarantor, to:

Jeffrey L. Ott

8 Mariposa Court

Tiburon, California 94920

Telecopy: (415) 789-5413

Section 4.2 Assignment

No assignment of this Guaranty or of any rights or obligations hereunder may be made by either Guarantor or Beneficiary, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other party hereto and any attempted assignment without such required consent shall be null and void and without any legal effect. This Guaranty shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

Section 4.3 Rights of Third Parties

Nothing expressed or implied in this Guaranty shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Guaranty.

Section 4.4 Entire Agreement

This Guaranty constitutes the entire agreement between Guarantor and Beneficiary and supersedes any other agreements, whether written or oral, that may have been made or entered into by or between Guarantor and Beneficiary or any of their respective Affiliates relating to the matters addressed by this Guaranty. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the matters addressed by this Guaranty exist between Guarantor and Beneficiary or any of their respective Affiliates except as expressly set forth in this Guaranty.

Section 4.5 Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 4.6 Amendments

This Guaranty may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing executed by Guarantor and Beneficiary which makes reference to this Guaranty.

Section 4.7 Severability

If any provision of this Guaranty is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Guaranty shall remain in full force and effect. Guarantor and Beneficiary further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Guaranty, Guarantor and Beneficiary shall take any actions necessary to render the remaining provisions of this Guaranty valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Guaranty to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of Guarantor and Beneficiary to the greatest extent legally permissible.

Section 4.8 Governing Law; Jurisdiction; Waiver of Jury Trial

(a) This Guaranty shall be governed by and construed in accordance with the Laws of the State of Texas without regard to the Laws of the State of Texas or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than Texas.

(b) ALL ACTIONS HEREUNDER MUST BE BROUGHT IN THE FEDERAL COURTS IN AND FOR THE SOUTHERN DISTRICT OF TEXAS WITHOUT REGARD TO ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF

BUSINESS OF THE PARTIES. IF SUCH COURTS DO NOT HAVE JURISDICTION FOR ANY REASON, THEN ALL ACTIONS HEREUNDER MUST BE BROUGHT IN THE STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURTS, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

[signature page follows]

IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered by Guarantor and the Beneficiary as of the date first above written.

/s/ Jeffrey L. Ott
Jeffrey L. Ott

TEAM, INC.

By:	/s/ André C. Bouchard
Andre C. Bouchard
Senior Vice President, General Counsel & Secretary

SIGNATURE PAGE TO GUARANTY